Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@kemet.com
864-963-6484

KEMET CORPORATION WILL COMMENCE THE PUBLIC TENDER OFFER FOR ALL THE SHARES AND LOAN NOTES IN EVOX RIFA ON MARCH 12, 2007

Greenville, South Carolina (March 9, 2007) - KEMET Corporation (NYSE:KEM) through its wholly owned direct subsidiary KEMET Electronics Corporation (“KEMET”), announced today that it will launch its public tender offer for all of the issued and outstanding shares in Evox Rifa Group Oyj (“Evox Rifa”) and for all of the loan notes under the convertible capital loan issued by Evox Rifa on March 12, 2007.

The offer price for the shares in Evox Rifa is EUR 0.12 per share payable in cash. The offer price represents a premium of approximately 46.3 per cent compared to the volume-weighted average trading price of the Evox Rifa shares on the Helsinki Stock Exchange during the last 12 months preceding the announcement of the tender offer and approximately 44.1 per cent compared to the average trading price during the last 3 months preceding the announcement of the tender offer. The consideration for the loan notes under the convertible capital loan corresponds to the aggregate of the nominal amount of EUR 100 plus accrued interest up to and including the closing date of the tender offer.

KEMET will announce the preliminary result of the tender offer on or about the first Finnish banking day following the expiry of the offer period, or, if applicable, the extended or discontinued offer period, and will announce the final result of the tender offer on or about the third Finnish banking day following the expiry of such offer period. The announcement of the final result will confirm the percentage of the shares and loan notes that have been validly tendered and not properly withdrawn and whether the tender offer will be completed.

The Finnish Financial Supervision Authority has today approved the tender offer document relating to the tender offer. The tender offer document will be available in English from March 12, 2007 onwards on the internet at www.nordea.fi/sijoita and www.evoxrifa.com.

This announcement shall not be considered an offer to purchase any securities in any jurisdiction where prohibited by applicable law.

KEMET Announces Public Tender Offer

March 9, 2007

INFORMATION REGARDING EVOX RIFA

Evox Rifa Group Oyj manufactures passive electronic components, specializing in plastic film, paper and electrolytic capacitors. Their major customer groups are in industrial, automotive and consumer electronics and the lighting industry. Evox Rifa’s strength lies in the design and production of customized products that require specialist expertise. Evox Rifa, with headquarters in Finland, has a worldwide sales and distribution network. Its production plants are located in Indonesia, Great Britain, China, Sweden and Finland. Evox Rifa has two global business areas: Electrolytic Capacitors and Film and Paper Capacitors. Additional information can be found at http://www.evoxrifa.com.

INFORMATION REGARDING KEMET

KEMET Corporation provides industry-leading, high-performance electronic component solutions, including the world’s most complete line of surface-mount capacitor technologies across tantalum, ceramic, and solid aluminum dielectrics, provided with the world’s best quality, delivery and service. KEMET’s common stock is listed on the New York Stock Exchange under the symbol KEM. Additional information can be found at http://www.kemet.com.